Exhibit 10.6(a)(i)
RESTRICTED STOCK UNIT AWARD AGREEMENT PURSUANT TO CONDUENT INCORPORATED 2021 PERFORMANCE INCENTIVE PLAN
This Restricted Stock Unit Award Agreement (“Agreement”) is made by Conduent Incorporated, a New York corporation (the “Company”), as of the date that appears in the Award Summary (as defined below) and the individual whose name appears on the Award Summary (the “Employee”), who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the Company, or such subsidiary or affiliate, the “Employer”).
In accordance with the provisions of the Conduent Incorporated 2021 Performance Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The “Award Summary” is a separate document, posted to GEMS or any other applicable Human Resources information system, that provides for the effective date hereof (the “Date of Grant”) and the applicable number of Restricted Stock Units granted pursuant hereto. The Award Summary is incorporated herein in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
AWARDS
1.Award of Restricted Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date indicated on the Award Summary the number of Restricted Stock Units (individually, a “RSU”) as shown on the Award Summary.
TERMS OF THE RESTRICTED STOCK UNITS
2.Entitlement to Shares. As soon as practicable on or after each applicable Vesting Date (as defined below) (or such earlier date provided in Section 8), the Company shall deliver to the Employee, in such manner as the Company shall determine, a number of shares of common stock of the Company (“Common Stock”) equal to the number of vested RSUs (subject to reduction for withholding of the Employee’s taxes in relation to the award as described in Section 10) within 60 days following each applicable Vesting Date (or, if earlier, a distribution event set forth in Section 8 that satisfies the requirements of Section 409A(a)(2) of the Code); provided that any fractional shares shall be delivered in the form of cash equal to the value of such fractional shares on the applicable Vesting Date.
3.Vesting. Except as otherwise determined by the Committee in its sole discretion (subject to Section 6 of the Plan) or as otherwise provided in this Section 3 or Section 8, the vesting of RSUs covered hereby shall be subject to the Employee’s continued employment with or other provision of services to the Company or a subsidiary or affiliate through the applicable Vesting Date. For the avoidance of doubt, the change of the Employee’s status from employee to non-employee member of the Board of Directors of the Company, consultant or contractor who continues to provide services to the Company or a subsidiary or affiliate will not be considered a termination for purposes of this Agreement. The Employee shall be eligible to vest in one-third of the shares of Common Stock covered by this Agreement as set forth in the Award Summary on each of December 31, 2023, December 31, 2024 and December 31, 2025 (each, a “Vesting Date”).

Upon the occurrence of an event constituting a Change in Control, notwithstanding anything to the contrary in Section 8 of the Plan, the RSUs outstanding on the date of such Change in Control, and

Exhibit 10.6(a)(i)
any dividend equivalents with respect thereto, shall be assumed by the successor company (or its parent company) and remain outstanding and thereafter the vesting of such RSUs, and any dividend equivalents with respect thereto, shall be subject to Employee’s continued employment with or provision of services to the Company or a subsidiary or an affiliate through each applicable Vesting Date as provided in this Section 3, at which time such RSUs shall vest and shall be paid in accordance with the terms of the Plan at the earliest time set forth in the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee; provided that the RSUs, and any dividend equivalents with respect thereto, shall vest and shall be paid to the extent provided in Section 8 in the event of the Employee’s termination of employment or services following such Change in Control and prior to a Vesting Date. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
4.Dividend Equivalents. The Employee shall become entitled to receive from the Company on each applicable Vesting Date (or such earlier date provided in Section 8) a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of vested RSUs (if any) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on each applicable Vesting Date (or such earlier date provided in Section 8) as provided under Section 3. Payments under this Section shall be net of any required withholding taxes.
OTHER TERMS
5.Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock and related holding requirements (the “Stock Ownership Guidelines”) shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to the Employee in writing.
6.Voting Rights/Dividends. Except as otherwise provided herein, the Employee shall have no rights as a shareholder with respect to the RSUs until the date of issuance of a stock certificate to him for such RSUs and no adjustment shall be made for dividends or other rights for which the record date is prior to the date the RSUs become vested.
7.Non-Assignability. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 7(d)(ii) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a RSU in violation of the provisions of this Section 7 and Section 7(d)(ii) of the Plan shall be void.
8.Effect of Termination of Employment or Services or Death.
(a)Effect on RSUs. In the event of the Employee’s termination of employment or services prior to December 31, 2025, the RSUs will be treated as set forth below.
(i)Voluntary Resignation. In the event the Employee voluntarily ceases to be an employee of or otherwise provide services to the Employer for any reason other than a Termination For Good Reason following a Change in Control or a Qualifying Retirement, the RSUs that have not vested in accordance with Section 3 shall be canceled and forfeited on the date of such voluntary termination of employment or services.
(ii)Termination without Cause. Except as otherwise set forth in a Company plan or policy, in the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer prior to a Change in Control for any reason other than due to death, Disability, or a termination for Cause, the RSUs shall continue to remain outstanding and vest for the number of months of cash severance (regardless of when such cash severance is delivered to the Employee) the Employee would be entitled to under the Company’s applicable severance plan or policy (with any RSUs and dividend

Exhibit 10.6(a)(i)
equivalents with respect thereto that would otherwise vest and be settled out during such period being settled in accordance with Section 2) (the last day of such severance period, the “Severance Ending Date”), and the number of RSUs scheduled to vest on the Vesting Date immediately following the Severance Ending Date, and any dividend equivalents with respect thereto, shall be prorated based on a fraction, the numerator of which is the number of full months elapsed since the Vesting Date immediately preceding the Severance Ending Date (or, in the event such termination is prior to the first Vesting Date, the number of full months elapsed since January 1, 2023) and the denominator of which is 12, and any remaining RSUs shall be forfeited. Such prorated number of RSUs, and any dividend equivalents with respect thereto, shall continue to vest and shall be settled in accordance with Section 2 within 60 days following the Vesting Date immediately following the Severance Ending Date. Notwithstanding the foregoing, the vesting provided here shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such termination. For the avoidance of doubt, the Employee shall not be eligible to vest in an aggregate number of RSUs that is greater than the number of unvested RSUs shown in the Award Summary.
(iii)Qualifying Termination Following Change in Control. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer following a Change in Control for any reason other than a termination for Cause, or voluntarily ceases to be an employee due to a Termination for Good Reason following a Change in Control, then the RSUs covered by this Agreement, and any dividend equivalents with respect thereto, shall immediately vest (without proration based on the portion of the vesting period elapsed prior to such termination) and shall be paid in cash in accordance with the terms of the Plan within 60 days following the earliest time set forth in the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such termination.
(iv)Death or Disability. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer by reason of death or Disability, the RSUs covered by this Agreement, and any dividend equivalents with respect thereto, shall immediately vest if such termination of employment or services occurs prior to a Change in Control and shall be settled within 60 days following the Vesting Date immediately following such termination in accordance with Section 2, without proration.
(v)Qualifying Retirement. In the event of the Employee’s Qualifying Retirement, the RSUs shall continue to vest and shall be settled on the schedule set forth in Section 2 of this Agreement; provided that the Employee (A) completes a successful transition of responsibilities (as determined by the Board of Directors of the Company) and cooperates during the remaining vesting period, (B) complies with any applicable restrictive covenants and non-disparagement provisions during the remaining vesting period, (C) reasonably cooperates with the Company and its affiliates with respect to any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during the Employee’s tenure with the Company, and (D) does not accept full time employment at a public or private company (with the exception of (1) board service, teaching, public service, or consulting, (2) employment with a family business, non-profit, startup, or other materially similar enterprise, or (3) any other employment specifically

Exhibit 10.6(a)(i)
approved by the CEO (or, if the Employee was the CEO prior to such retirement, the Board).
(vi)Termination for Cause. In the event the Employee involuntarily ceases to be an employee of or otherwise provide services to the Employer due to termination for Cause, the RSUs shall be cancelled and forfeited on the date of such termination of employment or services, in addition to any other rights reserved under the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
(b)Definitions.
“Cause” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
“Change in Control” has the meaning set forth in the Plan, except that for Section 8(a) only, an increase in ownership by Permitted Holders shall not be deemed a Change in Control.
“Disability” shall include cessation of active employment or services due to commencement of long-term disability under the Employer’s long-term disability plan or under a disability policy of any subsidiary or Affiliate, as applicable; provided that a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.
“Permitted Holders” has the meaning set forth in the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
“Qualifying Retirement” shall mean voluntary termination of Employee’s employment with or services to Employer where (i) the Employee is at least age sixty (60) and has at least five (5) years of service with the Employer or its parents or subsidiaries and (ii) such Employee’s retirement has been agreed to and approved by the Chief Executive Officer of the Company (and, if Employee is a Section 16 officer of the Company, by the Board of Directors of the Company), who shall have the sole discretion to determine the date of retirement of such Employee.
“Termination For Good Reason” shall mean the termination of Employee within two years of the occurrence of any of the following circumstances, provided that (1) such circumstance occurs without Employee’s express written consent after a Change in Control, and (2) Employee gives the Company notice of the occurrence of the offending circumstance(s) within 90 days of the first occurrence of the circumstance(s), and the Company fails to cure the circumstance(s) within 30 days of receipt of this notice (or the Company notifies Employee in writing prior to the expiration of such 30-day period that the circumstance(s) will not be cured):
(a)The material diminution of Employee’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control;
(b)Any of the following: (1) A material reduction in Employee’s annual base salary and/or annual target bonus, (2) a failure by the Company to increase Employee’s annual base salary following a Change in Control at such periodic intervals not materially inconsistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in Employee’s base salary for the three merit pay periods immediately preceding such Change in Control, or (3) the failure to increase Employee’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (b) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;

Exhibit 10.6(a)(i)
(c)The Company’s requiring Employee to be based anywhere other than in the metropolitan area in which Employee was based immediately before the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with Employee’s present business travel obligations), provided that such required relocation constitutes a material change in the geographic location at which Employee is required to perform the services;
(d)The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which Employee participates immediately before the Change in Control (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other employees, than existed at the time of the Change in Control; or
(e)The failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Plan.

A termination by Employee of his or her employment or services shall not fail to be a Termination for Good Reason merely because of Employee’s incapacity due to physical or mental illness, or because Employee’s employment or services continued after the occurrence of any of the events listed in this subsection. For the avoidance of doubt, a Termination for Good Reason by Employee shall not mean the Company’s reasonable accommodation or modification of Employee’s authority, duties, or responsibilities because of Employee’s Disability.
(c)Divestiture. Notwithstanding the above, the termination of Employee’s employment with or services to Employer in connection with the Employer’s sale (whether by sale of assets or a subsidiary, or both) of a line of business within which the Employee was employed or providing services immediately prior to such sale as determined by the Committee in its sole discretion, that does not constitute a Change in Control, shall be treated as an involuntary termination of employment or services for purposes of this Agreement and the RSUs shall vest and be paid as provided in Section 8(a)(ii) above, provided, however, that in the event such termination occurs prior to December 31, 2023, the Employee shall vest in the RSUs scheduled to vest on the Vesting Date immediately following such termination, prorated based on a fraction, the numerator of which is the number of full months elapsed since January 1, 2023 and the denominator of which is 12, and the remaining RSUs shall be forfeited; and provided, further, that, in the event the Employee is offered a comparable position (as determined by the Committee in accordance with the Company’s severance policy) with the acquirer of such line of business and does not accept such offer, the RSUs shall be cancelled and forfeited on the date of termination of employment or services.
9.General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the RSUs or the issue or purchase of shares of Common Stock hereunder, the certificates for shares of Common Stock may not be issued in respect of RSUs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the RSUs.

Exhibit 10.6(a)(i)
10.Responsibility for Taxes. The Employee acknowledges that the ultimate responsibility for the Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to the Employee’s participation in the Plan and legally applicable to the Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. In the event that there is withholding tax liability in connection with the vesting or settlement of RSUs, the Employee may satisfy, in whole or in part, any withholding tax liability: (a) by cash payment of an amount equal to such withholding liability; or (b) by having the Company withhold from the number of RSUs in which the Employee would be entitled to vest a number of shares of Common Stock having a fair value equal to such withholding tax liability in accordance with the Company’s share withholding procedures.
11.Nature of Award. In accepting the award, the Employee acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 9(e) of the Plan regarding Plan amendment and termination and, in addition, the RSUs are subject to modification and adjustment under Section 9(c) of the Plan.
(b)the award of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;
(c)all decisions with respect to future RSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
(d)the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the RSU award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(e)the Employee is voluntarily participating in the Plan;
(f)the RSUs and the shares of Common Stock subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Employee’s employment contract, if any;
(g)the RSUs and the shares of Common Stock subject to the RSUs are not intended to replace any pension rights or compensation;
(h)the RSUs and the shares of Common Stock subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;
(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(j)in consideration of the award of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs, including, but not limited to, forfeiture resulting from termination of the Employee’s employment or services with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the

Exhibit 10.6(a)(i)
Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and
(k)subject to the provisions in the Plan regarding Change in Control, RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
12.No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.
14.Restrictive Covenants. Other than with respect to an Employee who is located in a jurisdiction where such restrictive covenants are not permitted under applicable law, by executing thisAgreement and accepting this Award and the delivery of any shares of Common Stock hereunder, Employee is also agreeing to be bound by and to comply with all of the terms and conditions contained in the Non-Competition and Non-Solicitation Agreement set forth as Exhibit A to this Agreement and incorporated herein by reference (“Restrictive Covenants”).
15.Recoupments. This Award shall be subject to the Conduent Incorporated Compensation Recoupment Policy, as may be amended from time to time, or any successor policy.
16.Cancellation and Rescission of Award. Without limiting the foregoing Section 15, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:
(a)The Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)The Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.

Notwithstanding the above, this Agreement does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, and shall not, and not be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.
(c)The Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during services with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably

Exhibit 10.6(a)(i)
necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.
(d)Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Section 16 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Employee received in connection with the rescinded payment or delivery.
17.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Drive, Suite 200 Florham Park, NJ 07932, USA, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.
18.Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any employee who fails to comply with the Company’s acceptance requirement within 90 days of the effective date of the award.
20.Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
21.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Section 9(b) of the Plan to the Beneficiary(ies) or transferee of the Employee.
22.Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the State of Delaware and applicable Federal law. This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the state or federal courts located in Delaware.
23.Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for the Employee’s benefit under this Agreement may not be

Exhibit 10.6(a)(i)
reduced by, or offset against, any amount owing by the Employee to the Company or any of its Affiliates. In the event that any 60-day period described in Section 8 of this Agreement straddles two calendar years, then any RSUs, and any dividends with respect thereto, that are settled within such 60-day period in accordance with this Agreement shall be settled in the second calendar year.

If, at the time of the Employee’s separation from service (within the meaning of Section 409A), (a) the Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.
24.Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
25.Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
26.Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the RSU award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Employee’s country (the “Appendix”). Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
27.Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit 10.6(a)(i)

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

CONDUENT INCORPORATED

By: /s/ CHRISTOPHER KUJAWA

Christopher Kujawa, Chief Human Resources Officer
Date: April 1, 2023

Exhibit 10.6(a)(i)
EXHIBIT A

Non-Competition and Non-Solicitation Agreement
This Non-Competition and Non-Solicitation Agreement (“Agreement”) is made effective as of April 1, 2023 (“Effective Date”) between Conduent Business Services, LLC, its parent, subsidiaries, divisions and affiliates (collectively, “Conduent”) and the individual whose name appears in the Award Summary (“Employee”).
WHEREAS, Employee acknowledges that Conduent is in a competitive industry in which the creation, maintenance, and use of confidential or proprietary information and innovation are critical to Conduent’s success, and that the protection of that information and innovation is reasonably necessary to protect the goodwill and other legitimate business interests of Conduent; and
WHEREAS, Employee further acknowledges the receipt and sufficiency of the consideration provided to Employee in exchange for Employee’s obligations under this Agreement, including, but not limited to, Employee’s employment or continued employment with Conduent in Employee’s current or a newly promoted role, Employee’s access to and receipt of trade secrets and confidential and proprietary information relating to Conduent’s business and clients, and, if applicable, Employee’s participation in Conduent incentive programs.
NOW, THEREFORE, Conduent and Employee agree as follows:
1.Non-Competition. (a) During the Non-Compete Period, Employee will not, directly or indirectly, own (beneficially or otherwise), manage, operate, or render any services for (including, but not limited to, as an employee, proprietor, partner, agent, contractor, or consultant) any Entity that is engaged in any Competitive Activity in the Geographical Area.
(b)For purposes of this Agreement, the following terms will have the meaning set forth below:
(i)“Non-Compete Period” means during Employee’s employment and for twelve (12) months following the Employment Cessation Date, provided, however, that the Non-Compete Period shall be shortened to end six (6) months following the Employment Cessation Date in either of the following two (2) situations: (A) immediately prior to the Employment Cessation Date, Employee’s employment job grade is C10 or lower and Employee has fully complied with each of the provisions of this Agreement, or (B) Employee’s termination is due specifically to a reduction in force and Employee has fully complied with each of the provisions of this Agreement.
(ii)“Employment Cessation Date” means the earlier of Employee’s last day of active employment with Conduent or Employee’s termination date as reflected in Conduent’s records.
(iii)“Entity” means an individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or any other entity.
(iv)“Competitive Activity” means offering, selling or providing any product or service that competes with a product or service that Conduent offers, sells, or provides at any time during the twenty-four (24) months before the Employee’s Employment Cessation Date.

Exhibit 10.6(a)(i)
(v)Geographical Area” means the United States of America and any other country in which the Employee had responsibility for the business activity of Conduent in the twelve (12) months preceding the Employment Cessation Date.
Nothing in this Section 1 prohibits Employee from being or becoming an owner of less than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or actively traded on in the over the counter market, so long as, the Employee has no direct or indirect participation in any business of such company that offers any product or service that competes with any product or service offered by Conduent.
2.Non-Solicitation of Customers. During the term of Employee’s employment and for a period of twelve (12) months following the Employment Cessation date (“Non-Solicit Period”), Employee will not, directly or indirectly, solicit, service, handle, or accept business from any customer or potential customer of Conduent, or solicit, induce or encourage any customer or potential customer to terminate or reduce the level of business it does with Conduent. This covenant shall only apply to (i) customers of Conduent with whom Employee had contact or for whom Employee was responsible, in whole or part, for providing (or assisting or supervising the performance of) services or products on behalf of Conduent during the last twelve (12) months of Employee’s active employment with Conduent, and (ii) those prospective customers of Conduent with whom Employee had contact or solicited business on behalf of Conduent during the last twelve (12) months of Employee’s active employment,
3.Non-Solicitation of Employees. During the Non-Solicit Period, as defined above, Employee will not, directly or indirectly, recruit, solicit, induce, encourage or assist any employee of Conduent to leave Employee’s employment with Conduent.
4.Non-Disparagement. During the Non-Compete Period, Employee agrees that Employee will not, directly or indirectly, in any capacity or manner, publicly make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, electronically transmitted or otherwise, with respect to the Company, or any of its respective directors, officers or employees, (collectively “Company Parties”), which would malign, harm, disparage, defame or damage the reputation or good name of any of the Company Parties; provided, that this Section 4 shall not restrict Employee from disclosing any information to Employee’s attorneys or in response to a lawful subpoena or court order requiring disclosure of information or otherwise responding in any legal proceeding or legal or regulatory process or in connection with initiating any legal proceeding.
5.At Will Employment. Employee and Conduent agree and acknowledge that Employee’s employment with Conduent is at-will and that this Agreement doesn’t obligate Employer to employ Employee for a predetermined period of time. Employee has the right to terminate Employee’s employment at any time for any reason, and Conduent has the same right. The post-employment obligations of this Agreement shall survive the termination of Employee’s employment with Conduent.
6.Termination Of Certain Other Obligations. Employee and Conduent agree that any prior agreement between Employee and Conduent containing a non-compete obligation, a non-solicitation of customers obligation or a non-solicitation of employees obligation is hereby terminated and Employee shall only be subject to this Agreement with respect to such matters. Except as provided by the preceding sentence, all other terms of all agreements between Employee and Conduent shall remain in full effect.
7.Equitable Relief. Employee and Conduent agree that, in the event of breach of this Agreement by Employee, Conduent would be irreparably harmed but the amount of damages to Conduent

Exhibit 10.6(a)(i)
would be difficult to ascertain. Conduent and Employee agree that in the event of such breach, Conduent shall have the right to an injunction or other equitable relief and to all other appropriate legal remedies, including damages. In the event any lawsuit is brought to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its, Employee’s reasonable attorneys’ fees and costs from the other party.
8.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles. Employee and Conduent agree that any claims or suits arising out of or relating to this Agreement shall be commenced and maintained in the state or federal courts located in Delaware, and Employee hereby submits to the jurisdiction and venue of any such court.
9.Enforceability. In the event that any of the provisions of this Agreement is deemed unenforceable or to exceed the protections afforded employers under applicable law, then such provision(s) shall be deleted and/or revised to provide Conduent the maximum protections permitted by applicable law and still be valid and enforceable, and all remaining provisions of this Agreement shall remain in full force and effect.
10.Binding Effect: Employee acknowledges that Employee had the opportunity to review this Agreement with an attorney of Employee’s own choosing and that Employee carefully reviewed the terms of this Agreement before knowingly and voluntarily executing it.
11.No Waiver. Any failure by Conduent to exercise any of its rights under this Agreement in the event of any breach of the Agreement by Employee shall not be construed as a waiver of any such breach, nor act to prevent Conduent from requiring strict compliance with the terms of this Agreement.
12.Assignment. This Agreement shall be assignable to and shall inure to the benefit of Conduent’s successors and assigns, including, but not limited to, subsidiaries and/or successors through mergers, name change, consolidation or sale of the majority of Conduent’s stock or assets and shall be binding upon Employee. Employee shall not have the right to assign the Employee’s rights or obligations under this Agreement. The covenants contained in this Agreement shall survive termination of Employee’s employment regardless of who causes the termination of employment or the reason for the termination.